EXHIBIT 10.5

EMPLOYMENT AGREEMENT entered into on November 1, 2002, in the City of Montreal, province of Quebec.
BETWEEN:	MICHEL GARON, domiciled and residing at 32, rue du Portage, Matagami, Quebec, J0Y 2A0;

(hereinafter referred to as the "Employee")

AND:

McKENZIE BAY RESOURCES LTD., a corporation duly incorporated under the Ontario Business Corporations Act, having its registered office at 143 Windsor Avenue, London, Ontario, N6C 2A1, represented herein by Gary Westerholm, director, duly authorized as he so declares;

(hereinafter referred to as "MBR")

WHEREAS MBR wishes to retain the Employee;

WHEREAS the Employee and MBR are desirous of entering into an agreement for the Employee's employment, all subject to the terms and conditions set forth in this Agreement;

WHEREAS MBR is a wholly-owned Subsidiary of McKenzie Bay International, Ltd. ("MKBY");

NOW IT IS HEREBY AGREED:
1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions have the respective meanings ascribed to them below:

(a)

"Affiliate" with respect to a Person means a Person that controls, is controlled by or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meaning collative to the foregoing;

(b)	"Agreement" means this employment agreement;

(c)	"Board of Directors" means the board of directors of MBR;

(d)

"Business" means the mining and processing of vanadium compounds, including vanadium-based electrolyte and the marketing of vanadium-based electricity energy solutions, including uninterrupted power, off-grid power applications of all types and vanadium-based energy storage applications.;

(e)

"Cause" shall include, but not be limited to the following, as a basis for termination of employment, (i) wilful misconduct involving bad faith by the Employee in respect of his obligations under this Agreement, which misconduct causes or is intended by the Employee to cause significant injury to MBR, (ii) gross malfeasance, (iii) conduct by Employee which constitutes a breach of the Employee's fiduciary duty or (iv) repeated refusal by the Employee to perform reasonable and lawful job assignments which are not materially inconsistent with his duties and responsibilities under this Agreement and such failure continues for a period of ten (10) days after MBR has given the Employee written notice of such failure and requested the Employee to remedy such failure.

(f)	"Commencement Date" means November 1, 2002;

(g)

"Disability" shall mean, with respect to the Employee, being physically or mentally disabled, whether totally or partially, so that he is substantially unable to perform his duties under this Agreement for a longer period than twelve (12) consecutive months, or if he shall be disabled at different times for more than twelve (12) months (whether working days or not) in any one period of eighteen (18) consecutive months;

(h)

"Discoveries and Works" includes by way of example but without limitation, intellectual property, trade secrets and other confidential information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications;

(i)	"Employment Year" means the period beginning on October 1, 2002 and ending on September 30, 2003, and each consecutive twelve-month period;

(j)	"Parties" means MBR and the Employee and "Party" means one or the other as the case may be;

(k)	"Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity;

(l)	"Restriction Period" means the period of time covering the Term plus a period equivalent to three (3) years following Employee's Termination Date;

(m)	"Subsidiary" means a corporation controlled by MBR, or by another subsidiary of MBR;

(n)	"Term", "Initial Term", and "Additional Term" shall have the meaning set forth in Section 4;

(o)	"Termination Date" means the effective date of the Employee's termination of employment with MBR, regardless of the reason;

(p)	"Territory" means the world.

2.	EMPLOYMENT

MBR hereby employs the Employee as General Manager of the Lac Doré Mining Project located in the Lemoine and Rinfret Townships near Chibougamau, Quebec, as well as other duties MBR may from time to time request, without additional compensation. The Employee hereby accepts such employment and appointment from MBR upon the terms and conditions set forth in this Agreement, and represents to MBR that the Employee has the required skills and experience to perform the duties of and required by a General Manager.
3.	DUTIES AND RESPONSIBILITIES

3.1

During the Term of this Agreement, the Employee shall devote his full time and efforts to the performance of his duties and responsibilities under this Agreement and to the business and affairs of MBR, its Subsidiaries and Affiliates, in general, and the Employee shall use his best efforts to promote the interests thereof and shall faithfully and to the best of his ability serve as the General Manager of the Lac Doré Mining Project.

3.2

It is expressly understood and agreed that the Employee shall not engage in any other business or business opportunity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, provided however that:

(a)

the Employee may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with the Employee's duties and obligations under this Agreement or Employee's ability to perform his duties and responsibilities under this Agreement; and

(b)

the Employee shall not be prevented from investing his assets in such form or manner as will not require any substantial amount of time or services on the part of the Employee in the operation of the affairs of the enterprises in which such investments are made.

3.3	The Employee shall comply with all lawful and reasonable instructions as provided by other MBR employees and superiors, as well as the Board of Directors of MBR.

3.4	The Employee shall execute his duties in accordance with the rules, regulations, policies and guidelines governing the Business.

3.5	The Employee shall be subject to the direction of, and report only to, the Board of Directors of MBR.

3.6	The Employee shall also perform duties commensurate with his position and such specific duties and services as the Board of Directors shall reasonably request consistent with the Employee's position.

3.7

It is contemplated that the Employee will be obliged from time to time and for reasonable period of time to travel in the performance of his duties and obligations under this Agreement. However, the principal place of employment of the Employee which the Employee shall report for work will be at Lac Doré.

3.8

The Employee will attend the quarterly directors' meetings of MBR and MKBY and provide formal progress updates. The Employee's performance review will be incorporated in the process at the end of the first six (6) month period and twelve (12) month period during the Initial Term and Employee will be provided with a report in relation thereto.

4.	TERM

Unless sooner terminated as provided for in this Agreement, the terms of the Employee's employment shall commence on November 1, 2002 and shall continue for three (3) years, less one (1) month (the "Initial Term"), provided, however, that the Initial Term of the Employee's employment under this Agreement shall automatically be extended for additional periods of twelve (12) months each (an "Additional Term") unless and until either MBR or the Employee shall have given the other notice, not less than three (3) months prior to the expiration of the Initial Term or any subsequent

Additional Term, of the termination by the notifying party of the Employee's employment effective as of the next succeeding anniversary date of the expiration of the Initial Term or Additional Term (the Initial Term and any Additional Term(s) are collectively referred to as the "Term" in this Agreement).
5.	COMPENSATION

During the Term of this Agreement, MBR shall pay to the Employee an annual base salary of one hundred and forty-five thousand Canadian dollars ($145,000 CDN). Such salary shall be paid to the Employee in monthly instalments of $12,083.33 CDN (less applicable taxes and other deductions at source), on the first business day of each month.
6.	EXPENSES

MBR shall reimburse the Employee for all necessary and reasonable expenses incurred by him in the performance of his duties under this Agreement. The Employee shall, on being so required, provide MBR with vouchers or other evidence of actual payment of the said expenses in a form satisfactory to MBR.
7.	BENEFITS

7.1	Employee Plans

During the Term of this Agreement, the Employee shall participate in all employee benefit and insurance plans or programs established by MBR in its full discretion and from which he is not excluded from participating by reason of the terms and conditions in the respective plans or programs.

7.2	Vacation

The Employee shall be entitled to four (4) weeks paid vacation in each Employment Year to be taken at such times as may be appropriate having regard to the requirements of MBR's business. The Employee shall not be entitled to carry forward from one year to another untaken vacation time unless expressly agreed between MBR and the Employee.

8.	STOCK OPTIONS

As a performance incentive, the Employee will be issued three (3) stock options to purchase MKBY's common shares under MKBY's Stock Option Plan, subject to the approval of the appropriate regulatory authorities, for a period of seven (7) years commencing on the Commencement Date. Stock options will be granted under a stock option agreement to the Employee in accordance with the following milestones and conditions:
Milestones for Vesting of Option	Number of Common Shares under Option	Exercise Price
Upon the commencement of production from a pilot production plant	50,000	$1.00 U.S./share
Upon the commencement of construction of the Lac Doré facilities	75,000	$1.30 U.S./share
Upon the commencement of commercial production from Lac Doré facilities	125,000	$1.30 U.S./share

9.	RETURN OF DOCUMENTS AND PROPERTY

Within twenty-four (24) hours of the termination of Employee's employment with MBR, or at anytime upon the request of MBR, Employee (or his heirs or personal representatives) shall deliver to MBR (a) all documents and materials (including without limitation, computer files) containing trade secrets or other confidential information relating to the business and affairs of MBR, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to MBR, which in either case are in the possession or under the control of Employee (or his heirs or personal representatives).
10.	DISCOVERIES AND WORKS

All Discoveries and Works made or conceived by Employee during his employment by MBR, jointly or with others, that relate to the present or anticipated activities of MBR, or are used or usable by MBR shall be owned by MBR. Employeee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by MBR to evidence or better assure title to Discoveries and Works in MBR, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by MBR, (c) assist MBR in obtaining or maintaining for itself at its own expense Canadian and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with MBR or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for MBR and to protect the title of MBR thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six (6) months after the Termination Date, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by MBR at the time of such termination shall, as between Employee and MBR be presumed to have been made during Employee's employment by MBR.
11.	TERMINATION OF EMPLOYEE'S EMPLOYMENT

11.1	Death

The Employee's employment under this Agreement shall terminate upon his death. In the event of the termination of the Employee's employment as a result of his death, MBR shall promptly pay to any one or more beneficiaries designated by the Employee pursuant to a notice to MBR or, failing such designation, to the Employee's estate, the annual base salary provided for in this Agreement through the conclusion of the month in which such termination occurs.
11.2	Disability

The Employee's employment under this Agreement may be terminated as a result of Disability at the option of MBR by notice to the Employee, such termination to be effective upon the receipt by the Employee of such notice. In the event of the termination of the Employee's employment as a result of Disability, MBR shall pay the Employee one (1) times his full annual base salary less any credit for sick pay or other benefits received by the Employee deriving from any private medical insurance or other similar arrangements entered into by MBR.
11.3	Termination for Cause by MBR

The Employee's employment under this Agreement may be terminated by MBR for Cause. In the event that the Employee's employment under this Agreement shall validly be terminated by MBR for Cause pursuant to this Section 11.3, MBR shall promptly pay accrued but unpaid salary and reimburse or pay any other accrued but unpaid amounts due under this Agreement as of the date of termination, and thereafter MBR shall have no further obligations under this Agreement. Termination for Cause of Employee's employment may require the immediate departure of Employee from MBR's premises.
11.4	Termination without Cause

MBR may terminate the Employee's employment at any time or any reason other than those specified in subsections 11.1, 11.2 , 11.3 and 11.5 hereof or for no reason whatsoever, by paying the Employee, in lieu of applicable notice, the amount equivalent to his salary for the remaining months of the Term, on a prorated basis, in effect at the time of Employee's termination, to be paid within forty-five (45) days after the

Termination Date. Termination without Cause of Employee's employment may require the immediate departure of Employee from MBR's premises.
11.5	Termination resulting from Sale of Business, etc.

If there should be (i) a sale of substantially all the assets of MBR to another Person, (ii) a merger, amalgamation or consolidation of MBR with another Person to form a new entity or (iii) a change in control of MBR, and as a result the Employee's employment hereunder is terminated but the acquirer or the new entity, as the case may be, offers the Employee employment on terms and conditions that are essentially the same or better than those provided under this Agreement, in the event the Employee refuses that offer of employment, he will not be entitled to any compensation hereunder. However, if there should be (i) a sale of all or substantially all the assets of MBR to another person, (ii) a merger, amalgamation or consolidation of MBR with another person to form a new entity or (iii) a change in control of MBR, and as a result the Employee's employment hereunder is terminated, the Employee shall be entitled to two (2) years' annual salary plus any amount owed vacation pay.
12.	CONFLICT OF INTEREST

During the Term of this Agreement, the Employee shall not, either directly or in conjunction with any person, firm, association, syndicate, company or corporation as principal, agent, shareholder, or in any other manner whatsoever, carry on or be engaged in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part of it to be used or employed by any person, firm, association, syndicate, company or corporation engaged in any business in competition with the business then carried on by MBR or a Subsidiary, provided that the holding of not more than two per cent (2%) of the issued shares of a public company listed on any recognized stock exchange in Canada or traded in the Canadian over-the-counter market, shall not be deemed a breach of this covenant.
13.	CONFIDENTIALITY

During the Term of this Agreement and for a period of three (3) years thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or for the benefit or others, directly or indirectly, any and all confidential information relating to MBR and its Affiliates of which the Employee shall obtain knowledge by reason of his employment under this Agreement, including, without limitation, trade and business secrets or any other non-public or proprietary information concerning the business, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes, inventions and other research projects, and except in connection with the performance of his duties under this Agreement, he shall not disclose any such information to anyone outside MBR and any of its Affiliates, except as required by law (provided prior written notice is given by the Employee to MBR) or except with the prior written consent of MBR, unless such information is known generally to the public or the trade through sources other than the unauthorized disclosure by the Employee.

14.	NON-COMPETITION AND NON-SOLICITATION

14.1

The Employee acknowledges and understands that (i) he has access to MBR's and MKBY's clients, channels for developing clients and recruiting executives for employment, and other confidential information of MBR and MKBY, (ii) that he will acquire knowledge and expertise in areas of MBR's business, which are highly confidential in nature and important to MBR's immediate and future business goals, as well as those of MKBY and its Subsidiaries and Affiliates, worldwide; (iii) that he may be able to utilize his knowledge, client access and expertise following termination of his employment with MBR, to the detriment of MBR, MKBY and its Subsidiaries and Affiliates, worldwide; (iv) he has direct substantial responsibility to maintain MBR's and MKBY's business relationship with clients of MKBY and MBR, whose affairs he handles, (v) the non-competition and non-solicitation provisions set forth in this Section 14 constitute a material part of the consideration received by MBR under this Agreement, (vi) due to the specific nature and limited market for MBR's activities, the definition of Territory as set forth in subsection 1.1(p) hereof is reasonable and justified, (vii) it would be unfair to MBR and MKBY if the Employee were to appropriate for himself or for others the benefits of MBR's and MKBY's many years of developing such business relationships, especially when the Employee enjoys a relationship with clients of MBR and MKBY as a result of his being introduced to the client's personnel as the representative of MBR, (viii) it would be unfair to MBR and MKBY if the Employee were to appropriate for himself or for others the benefits of the business, personnel and other confidential information which MBR and MKBY has developed in the conduct of its business, and (viv) it is therefore fair that reasonable restrictions as set forth below should be placed on certain activities of the Employee after his employment with MBR terminates.

14.2

The Employee shall not, without the prior written consent of MBR, at any time during the Restriction Period, either individually or in partnership or jointly or in connection with each other or any Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, anywhere within the Territory:

(a)

advise, manage, carry on, establish, acquire control of, work for, perform, render, or engage in, any business or service or activity that is similar to or competitive with the Business or any portion of the Business; or

(b)

invest in or lend money to, or guarantee the debts or obligations of, any business or service or activity, or any Person engaged in any business or service or activity, that is similar to or competitive with the Business or any portion of the Business; or

(c)

permit the Employee's name or any part thereof to be used or employed by any Person that operates, is engaged in or has an interest in any business or service or activity that is similar to or competitive with the Business or any portion of the Business. Without limiting the effect of the foregoing, competing with or competitive with the Business, includes without limitation, directly or indirectly, engaging in or permitting the solicitation or sale of any products or services of the type included within the meaning of term Business as of the termination of the Employee's employment with MBR.

14.3

The Employee shall not during the Restriction Period, without the written consent of MBR, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, or otherwise), (i) solicit any Client (as this term is defined below) for a purpose or objective of providing to such Client, or obtaining an engagement from such Client to provide, any services, businesses or activities included within the term or (ii) solicit for employment or otherwise induce any employee employed by MBR or any of its Affiliates at the date of termination of the Employee's employment with MBR to leave such employ or offer to employ or employ such employee. The term "Client" shall mean one or more of the following:

(a)	any current or former client or customer of MBR or its Affiliates;

(b)

any current client or current customer of MBR or its Affiliates if at any time since the Commencement Date the Employee had contact with such client or customer, or personally solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer, or

(c)

any former client or former customer of MBR or its Affiliates who was, during the thirty-six (36) months preceding the Termination Date, a client or customer of MBR or its Affiliates, if at any time since the Commencement Date the Employee had contact with such client or customer, or solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer.

14.4

Upon the termination of the Employee's employment for whatever reason, the Employee shall deliver to MBR all documents, papers, records, accounts of all and any description relating to the affairs of MBR and its Affiliates within his possession or under his control, it being the intention of the Employee and MBR that all such notes or memoranda made by the Employee during the course of his employment under this Agreement shall be the property of MBR and its Affiliates and shall be left at its registered office or principal place of business upon the termination of the Employee's employment.

15.	WITHHOLDING

MBR shall be entitled to withhold from any and all amounts payable to the Employee under this Agreement such amounts as from time to time be required to be withheld pursuant to applicable tax laws and regulations.
16.	GENERAL PROVISIONS

16.1	Further Assurances

Each of the parties upon the request of any other party, whether before or after the date hereof, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

16.2	Successors in Interest

This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

16.3	Notices

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by (i) registered or certified mail, (ii) reputable overnight courier, (iii) personal delivery, (iv) telecopier or similar telecommunication device and addressed:

(a)

in the case of MBR at:

McKenzie Bay International, Ltd.
c/o McKenzie Bay Resources Ltd.
975 Spaulding Avenue
Grand Rapids, Michigan
U.S.A., 49546
Attention: Mr. Greg BakemanTelephone: (616) 940-3800
Telecopier: (616) 940-9194; e-mail: gnbakeman@mckenziebay.com

(b)	in the case of the Employee at:

Michel Garon 32, rue du Portage Matagami, Quebec, J0Y 2A0 Telephone: (819) 739-3817 e-mail: lmgaron@sympatico.ca

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by mail on the fourth (4th) business day following such mailing, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any party may change its address for service by written notice given as aforesaid.

16.4	Amendments

This agreement may not be amended except by written instrument duly executed by or on behalf of all parties hereto.

16.5	Governing Laws

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec and the Laws of Canada applicable therein. The Parties agree to submit to the jurisdiction of the Courts of Quebec, District of Montreal.

16.6	Gender

Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

16.7	Headings

The division of this Agreement into articles, sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

16.8	Severability

Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement.

16.9	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document duly executed by the party to be bound thereby.

16.10	Language

The Parties hereby acknowledge that they have requested that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent qu'elles ont exigé que la présente convention et tous les documents qui s'y rattachent soient rédigés en anglais.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.
McKENZIE BAY RESOURCES, LTD.

	per:	/s/ Gary Westerholm
Gary Westerholm, Director

/s/ Michel Garon
Witness		MICHEL GARON

INTERVENTION
McKENZIE BAY INTERNATIONAL, LTD.

Per:	/s/ Gary Westerholm
Gary Westerholm, Director